Exhibit 3.29
4/1/82
BY-LAWS OF
GENERAL COAL COMPANY
ARTICLE I
SHAREHOLDERS
1.1 Meetings:
     (a) Place. Meetings of the stockholders shall be held at such place as may be designated by the Board of Directors.
     (b) Annual Meeting. An annual meeting of the stockholders for the election of directors and for other business shall be held at such time as may be fixed by the Board of Directors, on the third Friday of April in each year (or if such is a legal holiday, on the next following business day), or on such other day as may be fixed by the Board of Directors.
     (c) Special Meetings. Special meetings of the shareholders may be called at any time by the President, or the Board of Directors, or the holders of a majority of the outstanding shares of stock of the Company entitled to vote at the meeting.
     (d) Quorum and Required Vote. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of stock of the Company entitled to vote on a particular matter shall constitute a quorum for the purpose of considering such matter. Except as may otherwise be provided in these Bylaws, in the Certificate of Incorporation or by law, the acts of the holders of a majority of the shares present in person or by proxy at any meeting at which a quorum is present shall be the acts of the shareholders.
ARTICLE II
DIRECTORS
2.1 Number and Term. The Board of Directors shall have the authority to (i) determine the number of directors to constitute the Board, and (ii) fix the terms of office of the directors.
2.2 Meetings.
     (a) Place. Meetings of the Board of Directors shall be held at such places as may be designated by the Board or in the notice of the meeting.
     (b) Regular Meetings. Regular meetings of the Board of Directors shall be held at such times as the Board may designate by resolution. Notice of regular meetings need not be given.

     (c) Special Meetings. Special meetings of the Board may be called by direction of the President or any two members of the Board on three days’ notice to each Director, either personally, or by mail or by telegram.
     (d) Quorum. A majority of all the directors in office shall constitute a quorum for the transaction of business at any meeting.
2.3 Committees. The Board of Directors may by resolution adopted by a majority of the whole Board, designate one or more committees, each committee to consist of one or more directors and such alternate members (also directors) as may be designated by the Board. In the absence or disqualification of any member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another director to act at the meeting in the place of any such absent or disqualified member.
ARTICLE III
OFFICERS
3.1 Election. At its first meeting after each annual meeting of shareholders, the Board of Directors shall elect a President, a Treasurer, a Secretary and such other officers as it deems advisable.
3.2 Authority, Duties and Compensation. The officers shall have such authority to perform such duties and serve for such compensation as may be determined by resolution of the Board of Directors. Except as otherwise provided by Board resolution (i) the President shall be the chief executive officer of the Company, shall have general supervision over the business and operations of the Company, may perform any act and execute any instrument for the conduct of such business and operations and shall preside at all meetings of the Board and shareholders; (ii) the other officers shall have the duties usually related to their offices; (iii) the Vice presidents, in the order determined by the Board, shall in the absence of the President have the authority and perform the duties of the President; and (iv) any Vice President may execute any instruments having a term of three (3) years or less for the conduct of the Company’s business and operations provided such instrument shall not have an aggregate value in excess of $5 million dollars.
ARTICLE IV
INDEMNIFICATION
4.1 Right to Indemnification. The Company shall indemnify any person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, either civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer or employee of the Company or a constituent corporation absorbed in a consolidation or merger, or is or was serving at the request of the Company or a constituent corporate absorbed in a consolidation or merger, as a director, officer or employee of another enterprise, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding to the extent that such person is not otherwise indemnified and the power to do so has been or may be granted by statute. For this purpose the Board of Directors may, and on request of any such person, shall be required to, determine in each case whether or not the applicable standards in any such statute have been met, or such determination shall be made by independent legal counsel if the Board so directs or if the Board is not empowered by statute to make such determination.
4.2 Indemnification Not Exclusive. The foregoing indemnification shall not be deemed exclusive of any other right to which one indemnified may be entitled, both as to action in his official capacity and as to action in another capacity while holding such office, and shall inure to the benefit of the heirs, executors and administrators of any such person.
4.3 Insurance and Other Indemnification. The Board of Directors shall have the power to (i) purchase and maintain, at the Company’s expense, insurance on behalf of the Company and on behalf of the others to the extent that power to do so has been or may be granted by statute, and (ii) give other indemnification to the extent permitted by law.
ARTICLE V
TRANSFER OF SHARE CERTIFICATES
Transfers of share certificates and the shares represented thereby shall be made on the books of the Company only by-the registered -holder or by duly authorized attorney. Transfers shall be made only on surrender of the share certificate or certificates.
ARTICLE VI
AMENDMENTS
These by-laws may be altered, amended or repealed at any regular or special meeting of the Board of Directors by the vote of the majority of all the directors in office or any annual or special meeting of stockholders by the vote of the holders of the majority of the outstanding stock entitled to vote. Notice of any such annual or special meeting of stockholders shall set forth the proposed change or a summary thereof.